Exhibit 1.01
AVANTOR, INC.
Conflict Minerals Report
For the reporting period from January 1, 2022 to December 31, 2022
This Conflict Minerals Report (the “Report”) of Avantor, Inc. (the “Company,” “we,” “us,” “our” and “Avantor”) for the reporting period January 1, 2022 to December 31, 2022 has been prepared in accordance with Rule 13p-1 under the Securities Exchange Act of 1934, as amended (“Rule 13p-1”). Rule 13p-1 imposes certain reporting obligations on registrants who manufacture or contract to manufacture products that contain conflict minerals (namely tin, tungsten, tantalum, and gold, collectively known as “Conflict Minerals” or “3TG”) which are necessary to the functionality or production of their products.
If a registrant can establish that the Conflict Minerals in its products originated from sources other than the Democratic Republic of the Congo or an adjoining country (collectively, the “Covered Countries”), or from recycled and scrap sources, the registrant must submit a specialized disclosure report on Form SD that describes the steps that the registrant took to determine the origin of the Conflict Minerals in its products.
Cautionary Statement About Forward-Looking Statements
Certain statements included in this Report are “forward-looking statements” within the meaning of the United States federal securities laws. All statements other than historical factual information are forward-looking statements. Forward-looking statements are based on assumptions and assessments made by our management in light of their experience and perceptions of historical trends, current conditions, expected future developments and other factors they believe to be appropriate. Forward-looking statements are not guarantees of future outcomes; actual outcomes may differ materially from the outcomes contemplated by our forward-looking statements, and you should not place undue reliance on any such forward-looking statements. Information regarding the factors that may cause actual outcomes to differ materially from these forward-looking statements is available in our SEC filings, including our 2022 Annual Report on Form 10-K and Quarterly Report on Form 10-Q for the first quarter of 2023. These forward-looking statements speak only as of the date of this report and except as required by applicable law the Company does not assume any obligation to update or revise any forward-looking statement, whether as a result of new information, future events and developments or otherwise.
1.Products Overview
Avantor provides mission-critical products and services to the biopharma, healthcare, education & government and advanced technologies & applied materials industries. Our portfolio contains over six million products and is a mix of products we make as well as finished goods from suppliers across the globe. This Report relates to products (i) for which Conflict Minerals are necessary to the functionality or production of that product; (ii) that were manufactured, or contracted to be manufactured, by the Company; and (iii) for which the manufacture was completed during calendar year 2022.
Avantor is dedicated to tracing the origin of these metals to ensure its sourcing practices do not support conflict or human rights abuses in the Covered Countries. In order to manage the scope of this task, the Company relies on its suppliers to provide information on the origin of the 3TG contained in the components and products supplied to us, including sources of 3TG that are supplied to them from sub-tier suppliers. Avantor publishes its Responsible Supplier Code of Conduct (“Supplier Code of Conduct”) which articulates the conflict minerals supply chain due diligence process and the Company’s commitment to reporting obligations regarding conflict minerals. The Supplier Code of Conduct can be found on the Company’s website at www.avantorsciences.com under Sustainability: Governance & Integrity: Responsible Supplier Program.
2.    Reasonable Country of Origin Inquiry
In 2022, to conduct the reasonable country of origin inquiry (“RCOI”), Avantor engaged Assent Compliance (“Assent”), a third-party service provider, to assist. On Avantor’s behalf, Assent reached out to the Company’s in-scope direct suppliers to collect information regarding the presence and sourcing of 3TG used in the components, raw materials and products supplied to the Company. Suppliers were requested to use the Responsible Minerals Initiative (“RMI”) Conflict Minerals Reporting Template (“CMRT”) version 6.2 or higher to identify 3TG smelters or refiners and associated countries of origin. The CMRT includes questions regarding the supplier’s conflict-free sourcing policy, the engagement process with its direct suppliers, and identification of smelters used by the supplier.
As part of its assessment, Avantor contacted twenty-four suppliers who were identified as producing products at risk for conflict mineral content. This approach enhanced Avantor’s insight into factors impacting supplier response rates in previous years. Using data compiled by our service provider, supplier responses were again evaluated for plausibility, consistency, and gaps both in terms of which products were stated to contain or not contain necessary 3TG, as well as the origin of those materials.
Despite having conducted a good faith RCOI and due diligence process, only fourteen of the suppliers responded with a valid CMRT. Seven of the suppliers who should have completed a CMRT did not, and three suppliers were excluded based on being ‘genuinely’ out of scope. Out of those fourteen suppliers who did respond with a valid CMRT, only one medium-risk smelter providing tin was identified in Rwanda. The seven suppliers who did not provide a CMRT were contacted directly. In five of the cases, the supplier answered that it should be considered out of scope but were not prepared to completed a CMRT. Based on the results of our RCOI, Avantor cannot exclude the possibility that some of these Conflict Minerals may have originated in the Covered Countries and are not from recycled or scrap sources. Using the due diligence processes described below, Avantor hopes to promote additional transparency with its suppliers.
3. Due Diligence
Design of Due Diligence Framework
The Company conducted due diligence on the source and chain of custody of the Conflict Minerals identified in its RCOI based on the Organization for Economic Co-operation and Development’s Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas and accompanying Supplements (the “OECD Guidance”). Avantor adopted a 5-step due diligence process in accordance with the OECD guidelines.

    Step 1:         Establish strong company management systems
    Step 2:         Identify and assess risk in the supply chain
    Step 3:         Design and implement a strategy to respond to identified risks
Step 4:     Carry out independent third-party audits of supply chain due diligence at identified points in the supply chain
Step 5:         Report annually on supply chain due diligence

Diligence Measures Performed
Avantor has undertaken the following due diligence measures with respect to conflict minerals:
•Developed a new Conflict Minerals Statement which outlines the practical steps Avantor takes to reduce its conflict minerals risk in the supply chain;
•Developed new Conflict Minerals Guidelines for the Supply Chain to support capacity building and improve supplier engagement;
•Employed EcoVadis to monitor our high-risk human rights suppliers and obtain conflict minerals policy and practices information from our suppliers using a standard methodology;
•Engaged Assent to conduct a RCOI on our behalf;
•Incorporated Conflict Minerals content in our Sourcing Managers and Suppliers training program;
•Implemented internal measures to strengthen Company engagement with regard to 3TG with suppliers;
•Increased inclusion of conflict minerals language in our supplier contracts;
•Licensed a new software tool to be able to obtain improved conflict minerals data from our suppliers and reach a broader group of suppliers; and
•Reported risk management findings to senior management of the Company.
Annual Report on Supply Chain Due Diligence
In accordance with Section 5 of the OECD Guidance, this Conflict Minerals Report has been filed with the U.S. Securities and Exchange Commission. The Conflict Minerals Report is also available at www.avantorsciences.com (under the heading “Investors”, “Financials” and “SEC Filings”).
Future Due Diligence Measures
Avantor is committed to continuously improve upon its supply chain due diligence efforts and expects to implement the following measures:
•Continue to assess the presence of 3TG in its supply chain;
•Continue to seek to include in new supplier contracts a commitment by the supplier to take steps necessary to enable Avantor to comply with Rule 13p-1;
•Continue to communicate expectations with regard to supplier performance, transparency and sourcing;
•Launch its new software tool to increase supplier reach and response rate for its RCOI process;
•Continue to compare its RCOI results to information collected via independent conflict free smelter validation programs, such as the RMI Conformant Smelter & Refiner Lists; and

•Integrate, consolidate and align conflict mineral surveying, tracking and reporting amongst all manufacturing sites.